Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to the Form S-4 of Omniture, Inc. of our report dated March 9, 2007, except with respect to our opinion on the consolidated financial statements insofar as it relates to Notes 1 and 10, as to which the date is June 4, 2007, relating to the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Visual Sciences, Inc. (formerly known as WebSideStory, Inc.), for the year ended December 31, 2006, which appears in the current report on Form 8-K dated June 4, 2007 of Visual Sciences, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
San Diego, California
December 11, 2007